FOR FURTHER INFORMATION: Sean T. Smith Senior Vice President Chief Financial Officer Photronics, Inc. (203)775-9000 ssmith@photronics.com

Press Release

FOR IMMEDIATE RELEASE
     May 13, 2008

PHOTRONICS REPORTS SECOND QUARTER RESULTS

     BROOKFIELD, Connecticut May 13, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2008 second quarter results for the period ended April 27, 2008.

     Sales for the quarter were $110.3 million compared to $109.6 million for the second quarter of fiscal year 2007. Semiconductor photomasks accounted for $80.0 million, or 72.5% of revenues during the second quarter of fiscal 2008, while flat panel display (FPD) photomasks accounted for $30.3 million, or 27.5% of revenues. During the second quarter of fiscal 2007, semiconductor photomasks accounted for 80.5% of revenues and FPD photomasks accounted for 19.5% of revenues.

     Net loss for the second quarter of fiscal year 2008 amounted to $2.1 million, or $0.05 per diluted share compared to net income of $14.1 million, or $0.30 per diluted share for the second quarter of fiscal 2007. Net income for the second quarter of 2007 included a net benefit of $7.9 million, or $0.16 per diluted share, related to the resolution and settlement of United States and foreign tax liabilities associated with uncertain tax positions in prior years.

     Sales for the first six months of 2008 were $213.5 million compared to $215.6 million for the first six months of fiscal 2007. Semiconductor photomasks accounted for $160.4 million, or 75.1% of revenues during the first six months of fiscal 2008, while FPD photomasks accounted for $53.1 million, or 24.9% of revenues. Year-over-year, semiconductor photomask revenues decreased 7.7%, while FPD photomask revenues increased 27.3%.

     Net loss for the first six months of fiscal 2008 amounted to $5.4 million, or $0.13 per diluted share, compared to the prior year’s first six months net income of $21.9 million, or $0.47 per diluted share.

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PHOTRONICS REPORTS SECOND QUARTER RESULTS … PAGE TWO

     Michael J. Luttati, Chief Executive Officer, commented, “Results for the quarter were in line with our projections. Flat panel sales were up considerably and marked a record quarter for the Company. As planned, we began revenue generating shipments from the U.S. NanoFab, just 18 months after breaking ground at the site. We continue to be pleased with the execution progress we are making against our strategic plans and expect continued improvements in our operational and financial performance through the remainder of the year. ”

     A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Time on Wednesday, May 14th and will be archived for instant replay access until the Company reports its fiscal third quarter results after the market closes on Wednesday, August 13, 2008. The live call dial-in number is 719-325-4930.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

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